UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Gen Digital Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 9, 2026
The date of this Amendment and Supplement is August 28, 2026

The following information relates to the proxy statement (the “Proxy Statement”) of Gen Digital Inc. (the “Company”, “we”, and “our”), filed on July 28, 2026, and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2026 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “2026 Annual Meeting”) to be held on September 9, 2026, at 9:00 a.m. Pacific Time.

Explanatory Note
This Supplement is being filed solely to provide additional information for stockholders' consideration relating to Proposal No. 1 in the Proxy Statement and the re-election of Sherrese M. Smith and Eric K. Brandt to the Board. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply. This Supplement does not amend or change the Company’s prior disclosures or the Board’s recommendations. The Proxy Statement contains important additional information, and this Supplement should be read in conjunction with the Proxy Statement. Defined terms used but not defined in this Supplement have the meanings set forth in the Proxy Statement.

Our Board recommends that you vote “FOR” the election of each of the nine nominees named in the Proxy Statement, including Ms. Smith and Mr. Brandt.

Supplement to Proposal No. 1 and Director Disclosures
The Company has reviewed ISS's and Glass Lewis's recommendations regarding the re-election of Ms. Smith and Mr. Brandt to the Board. The Board continues to believe that both nominees are highly qualified and independent under Nasdaq’s director independence standards.

Sherrese M. Smith

The Board believes ISS’s recommendation against Ms. Smith is a mechanical application of its policy that ignores the material facts of the situation and is materially stricter than the independence standards established by Nasdaq and applied by Gen’s Board. ISS classifies a director as “non-independent” if the director is a partner or employee of a professional-services firm that receives more than $10,000 annually from the company and recommends against non-independent directors who serve on a nominating and governance committee. However, in no way was Ms. Smith's independence compromised due to $148,444 of legal services delivered to Gen during the fiscal year of 2026 by Paul Hastings LLP where Ms. Smith serves as Global Managing Partner. The Paul Hastings engagement was inherited through Gen’s acquisition of Moneylion; Ms. Smith did not solicit or participate in the engagement, did not provide any legal advice to Moneylion, and received no direct compensation from Gen’s payments to Paul Hastings. The fees were immaterial to Paul Hastings’ overall business and below the applicable Nasdaq threshold for independence under the revenue test.

The Board believes that its determination that Ms. Smith is an independent director (including under the relevant Nasdaq standards) remains accurate and adequately supported and that ISS’s recommendation reflects a technical, and mechanical policy classification and does not appropriately consider all the facts and substance that support Ms. Smith’s independence. However, to eliminate any ongoing concerns, Gen terminated its engagement with Paul Hastings in August 2026, with no future fees expected to be incurred. The Board further believes that Ms. Smith's extensive experience in data privacy, cybersecurity, technology, regulatory matters, corporate governance, and public-company leadership provides substantial value to Gen.
The Board urges stockholders to vote FOR the reelection of Sherrese M. Smith in Proposal No. 1.

Eric K. Brandt

Glass Lewis recommends voting against Mr. Brandt based on its benchmark policy concerning family relationships and director independence. Under that policy, the employment of a director’s family member may raise an independence concern, and Glass Lewis evaluates whether the company has provided sufficient disclosure to address the relationship. Glass Lewis concluded that Gen’s disclosure regarding Mr. Brandt’s daughter, Juliana Brandt, was insufficient and therefore treated Mr. Brandt as non-independent under its benchmark policy. On that basis, Glass Lewis also opposes his service on Gen’s Audit Committee and Nominating and Governance Committee, which it believes should consist solely of independent directors, and further noted that Gen’s Board does not meet its two-thirds independence benchmark based on Mr. Brandt's classification as non-independent.
Mr. Brandt had no involvement in or influence over Ms. Brandt’s hiring, and does not have any influence or oversight over her performance evaluation or compensation. Ms. Brandt has been employed by Gen since June 2022 and received total compensation of $157,681 during fiscal year 2026; none of that compensation was paid to, shared with, or provided for Mr. Brandt’s benefit. The Board has determined that Mr. Brandt is independent under Nasdaq standards and believes these facts directly address any potential concern arising from the family relationship. The Board believes that the Board’s independence determination for Mr. Brandt remains accurate and adequately disclosed and supported. The Board further believes that Mr. Brandt’s substantial financial, operating, public-company, business combination, strategic transformation, and technology experience also makes him highly valuable and qualified to continue serving Gen and its stockholders.

The Board urges stockholders to vote FOR the reelection of Eric K. Brandt in Proposal No. 1.

Proxy Voting and Accessing Proxy Materials
Please note that any proxy card that we delivered has not changed, remains valid and may still be used to vote shares in connection with the Annual Meeting. If you have already submitted your vote and do not wish to change your votes cast, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement.